CanArgo Energy Corporation

FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA

N100H Flows Oil

September 4th 2003 — Tbilisi, Georgia — CanArgo Energy Corporation (“CanArgo”) (OSE: CNR, OTCBB: GUSH) is pleased to announce the initial results of horizontal well N100H, in the Ninotsminda Field, Georgia.

N100H is a horizontal well drilled in the central part of the field and has now been tested at rates in excess of 2,200 barrels of oil per day (bopd). It is anticipated that the well will be put on production at a rate in excess of the existing horizontal well, well N4H, which is currently producing at a stable rate of approximately 1,200 bopd. This well should take total field production to in excess of 3,000 bopd. Further production testing of N100H will be undertaken prior to the well being put on full production, however, the test production is currently being accumulated for sale.

CanArgo Chairman and Chief Executive Officer Dr. David Robson said, “I am extremely pleased with the success of our second horizontal well this year which confirms our reservoir model and the potential to be exploited through these techniques. We are in a strong position to move forward with an aggressive development programme and we have identified six further locations for horizontal wells in the core area of the Ninotsminda field. We are very excited at the prospect of further increases in production from this attractive reservoir.”

CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in the Republic of Georgia, Ukraine and the Caspian Sea. Further information on the Company is available at www.canargo.com and at http://www.sec.gov.

The matters discussed in this press release include forward looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company can not give assurance that the results will be attained.

CanArgo Energy Corporation
Julian Hammond

Tel:	+44 1481-729-980
Fax	+44 21481-729-982
Mobile:	+44 77 4057 6139
e-mail:	info@canargo.com